EXHIBIT 10.32

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made as of the 31st day of December, 2003 by Rayonier Inc., a North Carolina corporation having its principal office at 50 North Laura Street, Jacksonville, Florida 32202-3638 (the “Company”), and Paul G. Boynton (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive has been and continues to be employed by the Company as a senior executive and has made and is expected to continue to make major contributions to the business of the Company;

WHEREAS, in connection with the Company’s conversion to a real estate investment trust (“REIT”) as of the end of the calendar year, some of the Company’s business operations have been transferred to a wholly-owned subsidiary of the Company and the Company may over time have one or more such operating subsidiaries (as defined below, each an “Operating Subsidiary”);

WHEREAS, the Executive would be eligible for certain payments and benefits under the Company’s Supplemental Senior Executive Severance Pay Plan, effective June 1, 1997 (the “Supplemental Severance Plan”), in the event of certain terminations of employment in the event of a Change of Control of the Company which benefits would not be available to Executive were there a termination of his employment in connection with a disposition of an Operating Subsidiary or of the division thereof for which he may be responsible at any time during the Term (as defined below, a “Disposition”);

WHEREAS, the Company desires to encourage the Executive to remain as an employee of the Company without distraction in circumstances arising from the possibility of a Disposition and to establish certain minimum severance benefits in the event of a termination of his employment in connection with a Disposition in an amount measured by the payments he would have received under the Supplemental Severance Plan were he entitled to benefits thereunder.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth in the Supplemental Severance Plan. In addition to terms elsewhere herein, the following terms shall have the following meanings when used in this Agreement with initial capital letters:

“Board” means the Board of Directors of the Company.

“Cause” and “Good Reason” have the same meaning as in the Supplemental Severance Plan but with respect to the employer of the Executive at the time of the applicable Termination or Qualifying Post-Disposition Termination.

“Company” means Rayonier Inc.

“Company Affiliate” means any person in control of or under common control with or controlled by the Company

“Disposition” means the closing during the Term of (i) a sale or other disposition of all or substantially all of the assets of an Operating Subsidiary, (ii) a sale of all of the Company’s capital stock in an Operating Subsidiary, (iii) a merger or consolidation of the Company or an Operating Subsidiary in which the Company does not retain a majority of the voting power in the surviving corporation, in the case of (i) or (ii) to a person other than a Company Affiliate. In addition, the term “Disposition” includes the commencement of negotiations by the Company or an Operating Subsidiary with any person that eventually conclude with the closing of one or more transactions described in (i), (ii) or (iii) with such person or an affiliate thereof; provided that, no amounts shall be due to the Executive hereunder unless the closing thereof occurs within the Term.

“Operating Subsidiary” means any corporation, limited liability company or operating unit of the Company, whether or not organized as a separate entity under state law, whose results may be separately stated on the Company’s financial statements and that employed the Executive prior to the Disposition.

“Qualifying Post-Disposition Termination” means a termination of the Executive’s employment by the Successor described in Section 3(d) prior to the six month anniversary of the Disposition where there was no prior Termination.

“Successor” means, following a Disposition, the owner of the Operating Subsidiary that employed Executive prior to the Disposition.

“Termination” means the termination of the Executive’s employment with the Company, an Operating Subsidiary or any Company Affiliate during the Term under circumstances where the Executive has not been offered a substantially similar position with the Successor.

2. Term of Agreement. This Agreement shall commence as of December 31, 2003, and shall continue in effect until December 31, 2006 (the “Term”). Upon expiration of the Term, this Agreement shall lapse and be of no further effect; provided that, if at the expiration of the Term, the Executive (a) shall be receiving or entitled to receive Retention Severance Benefits as a result of a Disposition, or (b) a Disposition shall have occurred but the period of time for a Qualifying Post-Disposition Termination shall not have lapsed, then this Agreement shall continue in effect until all payments of Retention Severance Benefits due as a result of such Disposition shall have been made.

3. Termination Upon a Disposition.

(a) Retention Severance Benefits. In the event of a Termination in connection with a Disposition or a Qualifying Post Disposition Termination, the Executive shall be entitled to an amount equal to the Separation Benefits for a Tier I Executive with at least 15 years of Service, calculated in the manner provided for in the Supplemental Severance Plan and except as otherwise provided in this Agreement, payable as provided therein (collectively the “Retention Severance Benefits”). Separation Benefits include for this purpose Scheduled Severance Pay and Additional Severance, and Additional Severance shall include Target Bonus Severance and Benefits Continuation Amounts, as such terms are defined in the Supplemental Severance Plan. Notwithstanding the foregoing, any and all Awards of Restricted Stock made to Executive pursuant to Section 7 of the 2004 Rayonier Incentive Stock and Management Bonus Plan shall not be included for any purpose in the calculation of Retention Severance Benefits (whether in the calculation of Scheduled Severance Pay or Additional Severance or otherwise).

(b) Coordination with Supplemental Severance Plan. Should the Executive at any time become entitled to benefits under the Supplemental Severance Plan, any amounts payable hereunder shall reduce on a dollar-for-dollar basis the amounts to which the Executive is entitled thereunder, but shall be deemed to have been paid pursuant thereto for all purposes. Except as provided in the previous sentence, amounts paid as Retention Severance Benefits hereunder shall not be deemed paid under the Supplemental Severance Plan for purposes of crediting more than two years of Benefit Service under the Retirement Plan for Salaried Employees of Rayonier Inc. If the Supplemental Severance Plan terminates for any reason during the Term or otherwise while amounts are due to Executive hereunder, the terms of the Supplemental Severance Plan as in effect immediately prior to such termination shall be deemed incorporated herein by reference to the extent applicable hereto.

(c) Salary Continuation Election. If Executive becomes entitled to Retention Severance Benefits and has not continued employment with a Successor, the Executive may elect to receive that portion of the Retention Severance Benefits that correspond to “Scheduled Severance Pay” as calculated under the Supplemental Severance Plan, as “Salary Continuation,” to be paid to Executive according to the Company’s regular payroll schedule (or at such other intervals elected by the Executive with the approval of the Company). If such election is made, the provisions of Sections 6 and 7 of the Supplemental Severance Plan shall apply as if they were a part of this Agreement, subject to the limitations of the second sentence of Section 3(b) hereof.

(d) Qualifying Post-Disposition Termination. If a Termination has not taken place because the Executive has been offered employment by the Successor and Executive has accepted such employment, then if the employment of the Executive by the Successor is terminated within six months of the date of the Disposition (by the Executive for Good Reason or by the Successor other than for Cause), the Company shall pay to the Executive the Retention Severance Benefits as if a Termination had taken place on the date of the Disposition; provided that, in the event of such a Qualifying Post-Disposition Termination, the Executive shall not be entitled to make the salary continuation election provided in Section 3(c) above.

(e) No Gross-up. Notwithstanding the provisions of any other plan or agreement of the Company, the Retention Severance Benefit shall not be grossed-up for any tax or other amount, unless and to the extent the amounts paid are treated as Separation Benefits as provided in Section 3(b) and such amounts would otherwise have been subject to gross-up under the provisions of Section 9 of the Supplemental Severance Plan.

4. Termination For Cause. If prior to a Disposition the employment of the Executive is terminated (i) for Cause or otherwise by the Company or an Operating Subsidiary; or (ii) by reason of the Executive’s death or Disability, this Agreement shall lapse and be of no further effect, and no Retention Severance Benefits shall be payable hereunder. Nothing herein shall be deemed to be a contract of employment or be deemed to entitle Executive to continued employment by the Company or any Company Affiliate.

5. Release. No amount of the Retention Severance Benefits will be provided under this Agreement unless the Executive executes and delivers to the Company a mutual release, satisfactory to the Company, in which the Executive discharges and releases the Company and the Company’s directors, officers, employees, and employee benefit plans from all claims (other than for benefits to which the Executive is entitled under this Agreement or any Company employee benefit plan) arising out of the Executive’s employment or Termination and the Company discharges and releases the Executive from any and all claims arising out of the Executive’s employment or Termination of Employment with the Company.

6. Confidentiality. Prior to and during the Term, the Company has disclosed and will disclose to the Executive its confidential or proprietary information (as defined in this Section 6) to the extent necessary for the Executive to carry out his duties on behalf of the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Board, during the Term or thereafter disclose to any person not employed by the Company (other than in the good faith performance of his duties on behalf of the Company), or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company. Confidential information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 6 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

7. Specific Enforceability. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post termination obligations under Sections 6 and 8 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

8. Post-termination Assistance. The Executive agrees that after his employment with the Company has terminated, he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party; provided, however, that (i) the Company agrees to reimburse the Executive for any related out of pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his time and (ii) any such assistance may not unreasonably interfere with the then current employment of the Executive.

9. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local or foreign taxes as the Company is required to withhold pursuant to any law, regulation or ruling. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payments or benefits received pursuant to this Agreement.

10. Survival. The provisions of Sections 6, 7 and 8 shall survive the termination of this Agreement.

11. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or two (2) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

12. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

13. Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section, shall be settled by binding arbitration conducted in Jacksonville, Florida in accordance with the then existing rules for the arbitration of commercial disputes of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this Section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The arbitrators may only award compensatory damages and are specifically not empowered to award punitive damages. The parties hereto intend that this Agreement to arbitrate be valid, enforceable and irrevocable without the written consent of all the parties hereto.

14. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s retention and severance benefits and may not be contradicted by evidence of any prior or contemporaneous agreement (including, but not limited to, the Supplemental Severance Plan). Except as specifically provided for herein, any such prior or contemporaneous agreement shall be deemed superseded by this Agreement and shall be considered by the parties hereto as null and void. Except as specifically provided in Sections 3(b) hereof, nothing in this Agreement shall be interpreted to modify the rights and benefits to which Executive may be entitled under the Supplement Severance Plan at any time or from time to time, without regard to the existence of this Agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. In the event of the termination of the Supplemental Severance Plan, the terms thereof necessary for the calculation of amounts provided for herein shall be deemed incorporated herein by reference for that sole purpose.

15. Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope (including but not limited to term and geographic area) is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

16. Waiver. Failure by either party hereto to insist upon strict adherence to any one or more of the covenants or terms contained herein, on one or more occasions, shall not be construed to be a waiver nor will it deprive such party of the right to require strict compliance with the same thereafter.

17. Amendments. No amendments hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by all parties hereto.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

RAYONIER INC.

By:	/s/ John P. O’Grady
John P. O’Grady
Senior Vice President, Administration

/s/ Paul G. Boynton
Paul G. Boynton